EXHIBIT 10(iii)(A)(4)
EXECUTIVE CHANGE OF CONTROL AGREEMENT
This AGREEMENT (“Agreement”) effective as of the date of execution, by and between The Interpublic Group of Companies, Inc. (“Interpublic”), a Delaware corporation, and Ellen Johnson (the “Executive”).

W I T N E S S E T H:

WHEREAS, Interpublic and the Executive parties to an Executive Change of Control Agreement dated as of September 23, 2009 (the “Existing Agreement”); and
WHEREAS, in accordance with Section 5.10 of the Existing Agreement, the parties wish to amend and restate the Existing Agreement to extend the term thereof and to clarify and update certain provisions. Such amendment and restatement shall supersede and replace the Existing Agreement.
NOW, THEREFORE, in consideration of the Executive's continued service to the Company, and the mutual agreements herein contained, Interpublic and the Executive hereby agree as follows:
ARTICLE 1
DEFINITIONS

When the initial letter or letters of the following words and phrases are capitalized in this Agreement, such words and phrases shall have the following meanings unless the context clearly indicates that a different meaning is intended:
Section 1.1.     Base Amount means the portion, if any, of the amounts payable under Article 2 hereof that, if this Agreement did not exist, would be payable to the Executive pursuant to the terms of an Other Arrangement. The Base amount includes amounts payable under an employment agreement, the Interpublic Executive Severance Plan (“ESP”), the Interpublic Capital Accumulation Plan (“CAP”), and the Interpublic Senior Executive Retirement Income Plan (“SERIP”).
Section 1.2.     Board of Directors means the Board of Directors of Interpublic.
Section 1.3.    Cause means -
(a)a material breach by the Executive of a provision in an employment agreement with Interpublic or a Subsidiary that, if capable of being cured, has not been cured within fifteen (15) days after the Executive receives written notice from Interpublic or any Subsidiary of such breach;
(b)misappropriation by the Executive of funds or property of Interpublic or a Subsidiary;
(c)any attempt by the Executive to secure any personal profit related to the business of Interpublic or a Subsidiary that is not approved in writing by the Board of Directors or by the person to whom the Executive reports directly;
(d)fraud, material dishonesty, gross negligence, gross malfeasance or insubordination by the Executive, or willful (i) failure by the Executive to follow the code of conduct of Interpublic or a Subsidiary or (ii) misconduct by the Executive in the performance of her duties as an employee of Interpublic or a Subsidiary, excluding in each case any act (or series of acts) taken in good faith by the Executive that does not (and in the aggregate do not) cause material harm to Interpublic or a Subsidiary;
(e)refusal or failure by the Executive to attempt in good faith to perform the Executive’s duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the Executive reports directly that has not been cured within fifteen (15) days after the Executive receives written notice from Interpublic of such refusal or failure;
(f)commission by the Executive, or a formal charge or indictment alleging commission by the Executive, of a felony or a crime involving dishonesty, fraud, or moral turpitude; or
(g)conduct by the Executive that is clearly prohibited by the policy of Interpublic or a Subsidiary prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.
Section 1.4.    Change of Control means -
(a)subject to subsections (b) and (c), below, the first to occur of the following events:
(i)any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of stock that, together with other stock held by such person, possesses more than fifty percent (50%) of the combined voting power of Interpublic’s then-outstanding stock;

(ii)any person (within the meaning of Sections 13(d) and 14(d) of the 1934 Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of stock of Interpublic possessing thirty percent (30%) or more of the combined voting power of Interpublic’s then-outstanding stock;
(iii)any person (within the meaning of Sections 13(d) and 14(d) of the 1934 Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the assets of Interpublic immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or
(iv)during any 12-month period, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.
(b)     A Change of Control shall not be deemed to occur by reason of -
(i)     the acquisition of additional control of Interpublic by any person or persons acting as a group that is considered to “effectively control” Interpublic (within the meaning of Section 409A of the Code), or
(ii)     a transfer of assets to any entity controlled by the shareholders of Interpublic immediately after such transfer, including a transfer to (A) a shareholder of Interpublic (immediately before such transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by Interpublic; (C) a person or persons acting as a group that owns (immediately after such transfer) directly or indirectly fifty percent (50%) or more of the total value or voting power of all outstanding stock of Interpublic; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (C), above.
(c)     Notwithstanding any provision in this Section 1.4 to the contrary, a Change of Control shall not be deemed to have occurred unless the relevant facts and circumstances give rise to a change in the ownership or effective control of Interpublic, or in the ownership of a substantial portion of the assets of Interpublic, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

Section 1.5.     Code means the Internal Revenue Code of 1986, as amended.
Section 1.6.     Company means Interpublic and its Subsidiaries.
Section 1.7.    Designated Number means two (2). The Designated Number of Months means a number of calendar months equal to twelve (12) times the Designated Number.
Section 1.8.     Good Reason.
(a)     The Executive shall be deemed to resign for Good Reason if and only if (i) her Termination of Employment occurs within the two (2) year period immediately following the date on which a Covered Action (as defined by subsection (b), below) occurs and (ii) the conditions specified by subsections (b), (c), and (d) of this Section 1.8 are satisfied.
(b)     The Executive shall have Good Reason to resign from employment with the Company only if at least one of the following events (each a “Covered Action”) occurs within the two (2) year period immediately following the effective date of a Change of Control:
(i)     Interpublic or a Subsidiary materially reduces the Executive’s annualized rate of base salary;
(ii)     an action by Interpublic or a Subsidiary results in a material diminution of the Executive’s authority, duties or responsibilities;
(iii)     an action by Interpublic or a Subsidiary results in a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;
(iv)     Interpublic or a Subsidiary materially diminishes the budget over which the Executive retains authority;
(v)    Interpublic or a Subsidiary requires the Executive, without her express written consent, to be based in an office more than fifty (50) miles outside the city in which she is principally based, unless (A) the relocation decision is made by the Executive or (B) the Executive is notified in writing that Interpublic or her employer is seriously considering such a relocation and the Executive does not object in writing within ten (10) days after she receives such written notice; or

(vi)     Interpublic or a Subsidiary materially breaches an employment agreement between Interpublic or the Subsidiary and the Executive.
(c)    The Executive shall not have Good Reason to resign as a result of a Covered Action unless -
(i)     within the ninety (90) day period immediately following the date on which such Covered Action first occurs, the Executive notifies Interpublic in writing that such Covered Action has occurred; and
(ii)     such Covered Action is not remedied within the thirty (30) day period immediately following the date on which Interpublic receives a notice provided in accordance with paragraph (i), above.
(d)     The Executive shall not have Good Reason to resign as a result of a Covered Action unless before the end of the thirty-one (31) day period immediately following the end of the thirty (30) day period specified by paragraph (c)(ii), above, the Executive gives Interpublic a minimum of thirty (30) days’, and a maximum of ninety (90) days’, advance written notice of the effective date of her resignation.
Section 1.9.    Other Arrangement means any other agreement, plan, program, policy, or other arrangement involving or maintained by Interpublic or a Subsidiary under which the Executive is or might be eligible to receive compensation or benefits.
Section 1.10.    Outside Auditor means either (i) the outside auditor retained by Interpublic in the last fiscal year ending before such Change of Control or (ii) a national auditing firm acceptable to the Executive.
Section 1.11.    Qualifying Termination means a Termination of Employment of the Executive that -
(a)    is  (i) an “involuntary separation” (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) that is initiated by Interpublic or a Subsidiary for a reason other than Cause or (ii) initiated by the Executive for Good Reason, and
(b)    occurs during the period that begins upon a Change of Control and ends at 11:59:59 p.m. Eastern Time on the second anniversary of such Change of Control.

Section 1.12.    Severance Period means the period starting on the date of the Executive’s Qualifying Termination and ending on the last day of the calendar month that is the Designated Number of Months after such date.
Section 1.13.    Subsidiary means any corporation or other entity that is required to be combined with Interpublic as a single employer under Section 414(b) or (c) of the Code.
Section 1.14.    Termination of Employment means the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Company. For purposes of this Agreement:
(a)    If the Executive is on a bona fide leave of absence and does not have a statutory or contractual right to reemployment, she shall be deemed to have had a Termination of Employment on the first date that is more than six (6) months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Executive to be unable to perform the duties of her position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a twenty-nine (29) month period rather than to a six (6) month period; and

(b)    A sale of assets by Interpublic or a Subsidiary to an unrelated buyer that results in the Executive working for the buyer or one of its affiliates shall not, by itself, constitute a Termination of Employment unless Interpublic, with the buyer’s written consent, so provides in writing 60 or fewer days before the closing of such sale.

Section 1.15.    Unsecured Trust means a trust established pursuant to a trust agreement or other written instrument that (a) states that the assets of such trust are subject to claims of the Company’s creditors, (b) states that such trust shall be irrevocable until all claims for benefits under the plans, programs, agreements, and other arrangements covered by such trust have been satisfied, and (c) complies with the applicable provisions of Section 409A of the Code.

ARTICLE 2
PAYMENTS UPON QUALIFYING TERMINATION
Section 2.1.    Severance Payment. Subject to the requirements of Section 3.2 hereof, if the Executive’s employment terminates as a result of a Qualifying Termination, Interpublic shall, within thirty (30) days after the date of the Executive’s Qualifying Termination (or such later date as required by Section 2.5 hereof), pay to the Executive a lump-sum amount (without any discount to reflect the time value of money) equal to the Designated Number multiplied by the sum of:
(a)    The greater of (i) the Executive’s annual base salary for the calendar year in which the Qualifying Termination occurs (determined on the basis of the Executive’s annual salary in effect immediately prior to such Qualifying Termination) or (ii) the Executive’s annual base salary for the calendar year in which the Change of Control occurs (determined on the basis of the Executive’s annual salary in effect immediately prior to such Change of Control); plus
(b)     The greater of (i) the Executive’s Incentive Performance award under the 2009 Performance Incentive Plan or any successor thereto (“Target MICP Award”) for the calendar year in which the Qualifying Termination occurs or (ii) the Executive’s Target EIP Award for the calendar year in which the Change of Control occurs, as such Target EIP Award is in effect immediately prior to such Change of Control.
Section 2.2.     Medical, Dental, and Vision Benefits. If the Executive’s employment terminates as a result of a Qualifying Termination, Interpublic shall make cash payments to the Executive in lieu of continuing medical, dental, and vision benefits, in accordance with Section 4.2 of the Interpublic Executive Severance Plan (“ESP”), subject to the following provisions:
(a)     The “designated number of months” for purposes of determining the Executive’s “severance period” and “COBRA period” under ESP shall be the Designated Number of Months set forth in Section 1.7 hereof;
(b)     Any amendment, suspension, or termination of ESP after the date of this Agreement that has the effect of reducing the level of benefits required by this Section 2.2, shall be disregarded unless the Executive expressly consents in writing to such amendment, suspension, or termination; and
(c)     The Executive’s right to the level of benefits required by this Section 2.2 shall not be conditioned on the Executive executing the agreement required by Section 5 of ESP.

Section 2.3.     CAP Supplement.
(a)     If (x) the Executive’s employment terminates as a result of a Qualifying Termination and (y) the Executive participates in the Interpublic Capital Accumulation Plan (“CAP”), Interpublic shall pay to the Executive a lump-sum amount (without any discount to reflect the time value of money) equal to the sum of (i) plus (ii) plus (iii), where:
(i)     equals the balance of the Executive’s CAP account (including any unvested balance) immediately before the Qualifying Termination plus the sum of the annual dollar credits that would have been added to the Executive’s account under CAP on each December 31st after the Executive’s Termination of Employment if she had remained employed by the Company continuously through the last day of the Severance Period (provided that this paragraph (i) shall not require duplication of any amount that is added to the Executive’s account under CAP in accordance with the terms thereof);
(ii)     equals (A) the dollar credit that would have been added to the Executive’s account under CAP on December 31st of the calendar year in which the Severance Period ends if the Executive had remained employed by the Company continuously through such December 31st, multiplied by (B) a fraction the numerator of which is the number of days from January 1st of such calendar year through the last day of the Severance Period and the denominator of which is three hundred sixty-five (365); and
(iii)     equals (A) the interest crediting rate under CAP for the calendar year in which the Executive’s account balance under CAP is paid, multiplied by (B) the vested balance of the Executive’s account under CAP as of January 1st of such year, multiplied by (C) a fraction the numerator of which is the number of days from January 1st of such year through the date on which the Executive’s account balance under CAP is paid and the denominator of which is three hundred sixty-five (365).
Except as required by Section 2.5 hereof, Interpublic shall make the payment required by this Section 2.3 within thirty (30) days after the date of the Executive’s Qualifying Termination.
(b)     Before a Change of Control, Interpublic shall contribute to an Unsecured Trust an amount that an Outside Auditor engaged by Interpublic, at Interpublic’s expense, concludes, in its best judgment (considering the information available to such Outside Auditor at the time of the calculation and the time constraints on completing the calculation), is equal to the amount the Executive would be entitled to receive under this Section 2.3 if the Executive had a Qualifying Termination immediately after the Change of Control. For purposes of this calculation, the Outside Auditor shall assume that (i) payment of the amount described in the immediately preceding sentence will be due within thirty (30) days after the Change of Control and (ii) the rate of return on assets of the Unsecured Trust will be the interest crediting rate under CAP for the calendar year in which the Change of Control occurs.
Section 2.4.     SERIP Supplement.
(a)     If (x) the Executive’s employment terminates as a result of a Qualifying Termination and (y) the Executive participates in the Interpublic Senior Executive Retirement Income Plan (“SERIP”), Interpublic shall pay to the Executive a lump-sum amount (without any discount to reflect the time value of money) equal to the amount (if any) that the Executive would be entitled to receive under SERIP if she had remained employed by the Company continuously through the end of the Severance Period, plus any additional amount that becomes payable by reason of SERIP’s special change of control vesting provisions. Except as required by Section 2.5 hereof, Interpublic shall make the payment required by this Section 2.4 within thirty (30) days after the date of the Executive’s Qualifying Termination.
(b)     Before a Change of Control, Interpublic shall contribute to an Unsecured Trust an amount that an Outside Auditor engaged by Interpublic, at Interpublic’s expense, concludes, in its best judgment (considering the information available to such Outside Auditor at the time of the calculation and the time constraints on completing the calculation), is equal to the amount the Executive would be entitled to receive under this Section 2.4 if the Executive had a Qualifying Termination immediately after the Change of Control. For purposes of this calculation, the Outside Auditor shall assume that (i) payment of the amount described in the immediately preceding sentence will be due within thirty (30) days after the Change of Control and (ii) the rate of return on assets of the Unsecured Trust will be the plan interest rate specified by SERIP.
Section 2.5.    Special Payment Rules.

(a)     Specified Employee Rules. If Interpublic determines that the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and determined in accordance with Treas. Reg. § 1.409A-1(i)) on the date of her Termination of Employment, Interpublic shall make the payments specified by paragraphs (i), (ii), and (iii) of this Section 2.5(a) and shall not make any payments pursuant to Section 2.1, Section 2.3, or Section 2.4 hereof (except insofar as such Sections determine the amount required by this Section 2.5(a)).
(i)     Interpublic shall pay the Base Amount at the time or times prescribed by the terms of the applicable Other Arrangement through the last day of the sixth calendar month that begins after the date of the Executive’s Termination of Employment;

(ii)     Within thirty (30) days after the date of the Executive’s Qualifying Termination, Interpublic shall pay to the Executive in a lump sum the excess (if any) of (A) the sum of the amounts prescribed by this Article 2 over (B) the aggregate Base Amount payable under all Other Arrangements. The amounts in clauses (A) and (B) of this paragraph (ii) shall be determined without any adjustment (such as a discount) to reflect the time value of money; and
(iii)     On the 6-Month Pay Date (as defined below), Interpublic shall pay to the Executive an amount equal to the excess (if any) of (A) the sum of the aggregate amounts prescribed by this Article 2 (taking into account Section 4.5) over (B) the aggregate amount paid in accordance with paragraphs (i) and (ii), above (determined without any adjustment (such as interest) to reflect the time value of money). The “6-Month Pay Date” shall be Interpublic’s first semi-monthly pay date for the seventh calendar month that begins after the date of the Executive’s Termination of Employment (or, if earlier, a date determined by Interpublic that occurs within the ninety (90) day period immediately following the date of the Executive’s death).
(b)     This Section 2.5 shall be interpreted consistent with the intent that any delay shall apply only to the extent required to comply with the requirements of Section 409A of the Code and that no delay shall apply with respect to any amount that is not subject to the requirements of Section 409A by reason of the “short-term deferral” rule described in Treas. Reg. §1.409A-1(b)(4) or the “two-year, two-time” rule described in Treas. Reg. §1.409A-1(b)(9).
Section 2.6.    Death Prior to Payment. If the Executive dies after her Qualifying Termination but before all of the payments required by this Article 2 have been made, Interpublic shall pay to the Executive’s estate an amount equal to the sum of the then-unpaid amounts required by this Article 2 . Such payment shall be made in a lump sum (without any discount to reflect the time value of money) as soon as practicable, and no more than ninety (90) days, after the Executive’s death. The date of payment shall be determined by Interpublic in its sole discretion, and not by the Executive or her personal representative
ARTICLE 3
TAX MATTERS
Section 3.1.    Withholding and Taxes. The Company may withhold (or cause to be withheld) from any amounts payable to the Executive or on her behalf hereunder any or all federal, state, city, or other taxes that the Company reasonably determines are required to be withheld pursuant to any applicable law or regulation. However, the Executive shall be solely responsible for paying all taxes (including any excise taxes) on any compensation (including imputed compensation) and other income provided to her or on her behalf, regardless of whether taxes are withheld. No provision of this Agreement shall be construed (a) to limit the Executive’s responsibility under this Section 3.1 or (b) to transfer to or impose on the Company any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Agreement.
Section 3.2    Forfeiture of Certain Parachute Payments.
(a)     Notwithstanding any provision in this Agreement to the contrary, if subsection (b), below, applies, the Executive shall forfeit amounts payable to the Executive under this Agreement to the extent an Outside Auditor determines is necessary to ensure that the Executive is not reasonably likely to receive a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.
(b)     This subsection (b) shall apply if -
(i)     any payment to be made under this Agreement is reasonably likely to result in the Executive receiving a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and
(ii)     the Executive’s forfeiture of payments due under this Agreement would result in the aggregate after-tax amount that the Executive would receive being greater than the aggregate after-tax amount that the Executive would receive if there were no such forfeiture.

(c)     Interpublic shall engage, at Interpublic’s expense, an Outside Auditor to determine (i) whether any amount shall be forfeited pursuant to subsection (a), above, and (ii) the amount of any such forfeiture. The Outside Auditor’s determination shall be conclusive and binding.
(d)     If the Outside Auditor engaged pursuant to subsection (c), above, determines that adverse tax consequences relating to Section 280G of the Code (determined on a net after-tax basis) could be avoided by the Executive forfeiting payments under one or more Other Arrangements, and such Other Arrangements permit a forfeiture to avoid adverse tax consequences relating to Section 280G of the Code, the Executive shall not forfeit the right to receive any amount due under this Agreement unless and until she has forfeited the right to all payments under such Other Arrangements.
ARTICLE 4
COLLATERAL MATTERS
Section 4.1.     Nature of Payments. All payments and benefits provided to the Executive under this Agreement shall be considered either severance payments in consideration of her past services on behalf of the Company or payments in consideration of the covenant set forth in Section 4.7 hereof. No payment or benefit provided hereunder shall be regarded as a penalty on the Company.
Section 4.2.     Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Unless the Executive breaches the covenant set forth in Section 4.7 hereof, the amount of any payment provided for herein shall not be reduced by any remuneration that the Executive may earn after her Termination of Employment.
Section 4.3.    Setoff for Debts. Interpublic may reduce the amount of any payment or benefit otherwise due to the Executive under Article 2 hereof by any amount that the Executive owes to the Company pursuant to a written instrument executed by the Executive, but only if  the Company has not already recovered such amount by setoff or otherwise and, to the extent required by Treas. Reg. §1.409A-3(j)(4)(xiii), (a) the debt was incurred in the ordinary course of the Executive’s relationship with the Company, (b) the entire amount of reduction in any taxable year does not exceed $5,000, and (c) the reduction is made at the same time and in the same amount as required by the terms of such written instrument.

Section 4.4.     Benefits Not Addressed in this Agreement. The effect of a Change of Control or a Qualifying Termination on the rights of the Executive with respect to any compensation, awards, or benefits under any Other Arrangement that does not provide for salary continuation payments and that is not expressly addressed in Article 2 (including rights under any deferred compensation arrangement, any Executive Special Benefits Agreement (“ESBA”), and the 2009 Performance Incentive Plan and any predecessor or successor thereto (collectively, the “PIP”) shall be determined solely by the terms of the governing documents for such Other Arrangement, and not by the terms of this Agreement.
Section 4.5.    Coordination with Employment Contract, ESP, CAP, and SERIP. The payments and benefits required by Article 2 hereof shall be in lieu of (and not in addition to) any payments under CAP, SERIP, or an Other Arrangement that provides for salary continuation payments to which the Executive might have a claim by reason of a Qualifying Termination, whether such Other Arrangement is executive before or after the date hereof, unless expressly provided otherwise in such Other Arrangement, provided that if Other Arrangements provide for a payment (or payments) by reason of a Qualifying Termination that is (or are) larger in the aggregate (determined without regard to the time value of money) than the severance payment prescribed by Section 2.1 hereof, the Company shall pay the Executive the larger amount (in lieu of the amount prescribed by Section 2.1, and without any adjustment for interest) in a lump sum (without any discount to reflect the time value of money) at the time prescribed by Section 2.1(or such later date as required by Section 2.5 hereof). If the Executive resigns for Good Reason, he shall be deemed to have satisfied any notice requirement for resignation, and any service requirement following such notice, under any employment contract between the Executive and Interpublic or a Subsidiary. No provision of this Agreement shall be construed to reduce, limit or otherwise affect in any way any benefits payable to the Executive under Article 2 hereof, any ESBA, any deferred compensation arrangement, the PIP, or any Other Arrangement that does not provide for salary continuation payments and is not expressly addressed in Article 2.
Section 4.6.     Funding. Except as required by Section 2.3(b), Section 2.4(b), and Section 4.8(c) hereof, this Agreement does not require the Company to set aside any amounts that may be necessary to satisfy its obligations hereunder. Any assets that the Company sets aside to fund the Company’s obligations under this Agreement, whether in an Unsecured Trust or otherwise, shall be subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Section 4.7.     Covenant of Executive.
(a)     If the Executive has a Qualifying Termination that entitles her to a payment under Article 2 hereof, the Executive shall not, during the eighteen (18) months next following the date of her Termination of Employment, either (i) solicit any employee of the Company to leave such employ and to enter into the employ of, or to provide services to, the Executive or any person with which the Executive is associated or (ii) solicit or handle on her own behalf, or on behalf of any person with which the Executive is associated, the advertising, public relations, sales promotion or market research business of any person that is a client of the Company as of the date of the Executive’s Termination of Employment.
(b)     The Executive acknowledges that the provisions of this Section 4.7 are a material inducement to Interpublic entering into this Agreement, that such provisions are reasonable and necessary to protect the legitimate business interests of the Company, and that such provisions do not prevent the Executive from earning a living. If at the time of enforcement of any provision of this Agreement, a court with jurisdiction shall hold that the duration, scope, or restrictiveness of any provision hereof is unreasonable under circumstances now or then existing, the parties agree that the maximum duration, scope, or restriction reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or restriction.
(c)     The Executive acknowledges that a remedy at law for any breach or attempted breach of this Section 4.7 will be inadequate, and agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. This Section 4.7 shall not limit any other right or remedy that the Company may have under applicable law or any other agreement between the Company and the Executive.
Section 4.8.    Legal Expenses.
(a)     Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation and execution of this Agreement.
(b)     Interpublic shall reimburse the Executive for any legal fees and expenses that the Executive incurs during the Executive’s life as a result of the Company contesting the validity, the enforceability, or the Executive’s interpretation of, or any determination under, this Agreement (collectively “Reimbursable Expenses”). In order to ensure compliance with the requirements of Treas. Reg. §1.409A-3(i)(1)(iv):

(i)     The Executive shall submit any request for reimbursement for any Reimbursable Expense in writing to Interpublic (accompanied by any evidence that Interpublic reasonably requests in writing within thirty (30) days after Interpublic is first notified that such Reimbursable Expense is incurred) within one-hundred eighty (180) days after the applicable Reimbursable Expense is incurred (or, if later, within thirty (30) days after Interpublic requests in writing evidence of such Reimbursable Expense);
(ii)     Interpublic shall pay to the Executive the amount of any Reimbursable Expenses within thirty (30) days after Interpublic receives the Executive’s written request for reimbursement (and in any event by the end of the Executive’s taxable year next following the taxable year in which the expense was incurred); provided that if Interpublic determines that the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and determined in accordance with Treas. Reg. § 1.409A-1(i)) at the time of her Termination of Employment, payment shall not be made before the first day of the seventh month that begins after the Executive’s Termination of Employment, and if this paragraph (ii) prescribes an earlier payment date, payment shall be made, without interest, on Interpublic’s first semi-monthly pay date for the seventh month that begins after the Executive’s Termination of Employment;
(iii)     The amount of fees and expenses eligible for reimbursement during one year shall not affect the amount of Reimbursable Expenses that the Executive may incur during any other year; and
(iv)     The Executive may not exchange the right to reimbursement for Reimbursable Expenses set forth in this Section 4.8(b) for cash or any other benefit.
(c)     Without limiting the foregoing, Interpublic shall, before the earlier of (i) thirty (30) days after receiving notice from the Executive to Interpublic so requesting or (ii) the occurrence of a Change of Control, provide the Executive with an irrevocable letter of credit in the amount of $100,000 from a bank with a Moody’s credit rating of Aa or better and a Standard & Poor’s credit rating of AA or better, against which the Executive may draw in the event that Interpublic does not timely remit payment for any Reimbursable Expense. Such letter of credit shall not expire before the later of (x) the date this Agreement terminates by its terms or (y) September 1, 2020.

ARTICLE 5
GENERAL PROVISIONS

Section 5.1. Term of Agreement.
(a)     Subject to subsection (b), below, this Agreement shall terminate upon the earliest of -
(i)     September 1, 2013, if a Change of Control has not occurred on or before such date;
(ii)     the date of the Executive’s Termination of Employment if such Termination of Employment is not a Qualifying Termination; or
(iii)     the expiration of a number of years after a Change of Control equal to the Designated Number plus three (3).
(b)     Notwithstanding any provision of this Section 5.1, the Company’s obligations under Section 4.8 hereof and all obligations of the Company and the Executive that arise before termination of this Agreement shall survive the termination of this Agreement. In addition, if this Agreement is terminated and the Executive subsequently experiences a Qualifying Termination, Interpublic shall pay any severance to which the Executive may be entitled under any Other Arrangement (such as an employment agreement or ESP) in a lump sum at the time required by Section 2.1 hereof, and any benefits payable under CAP and SERIP shall be paid at the time(s) prescribed by Section 2.3 and Section 2.4 hereof (in each case, subject to Section 2.5 hereof).
Section 5.2.     Payments to be Made in Cash. Except as otherwise expressly provided herein, all payments required by this Agreement shall be made in cash.
Section 5.3.     Obligation to Make Payments. Interpublic may satisfy any provision of this Agreement that obligates Interpublic to make a payment or contribution, or to provide a benefit, by causing another party, such as a Subsidiary or the trustee of an Unsecured Trust, to make the payment or contribution or to provide the benefit.
Section 5.4.     Governing Law. Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of New York, without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.

Section 5.5.     Code Section 409A. This Agreement shall be construed, administered, and interpreted in accordance with the requirements of Section 409A of the Code. If the Company or the Executive determines that any provision of this Agreement is or might be inconsistent with such provisions, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code. No provision of this Agreement shall be interpreted or construed to transfer any liability for a failure to comply with Section 409A of the Code from the Executive or any other individual to the Company.
Section 5.6.     Successors to the Company. This Agreement shall inure to the benefit of Interpublic and its subsidiaries and shall be binding upon and enforceable by Interpublic and any successor thereto, including any person or persons (within the meaning of Sections 13(d) and 14(d) of the 1934 Act) acquiring directly or indirectly the business or assets of Interpublic whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by Interpublic. Without limiting the foregoing sentence, Interpublic shall require any successor (whether direct or indirect, by merger, consolidation, sale of stock or assets, or otherwise) to the business or assets of Interpublic, expressly, absolutely and unconditionally to assume, and to agree to perform under, this Agreement in the same manner and to the same extent as Interpublic would have been required to perform it if no such succession had taken place. As used in this Agreement, “Interpublic” shall mean Interpublic as heretofore defined and any successor to its business or assets that becomes bound by this Agreement either pursuant to this Agreement or by operation of law.
Section 5.7.     Successor to the Executive. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Executive and her personal and legal representatives, executors, administrators, heirs, distributees, legatees and, subject to Section 5.8 hereof, her designees (collectively, her “Successors”). If the Executive dies while amounts are or may be payable to her under this Agreement, references hereunder to the “Executive” shall, where appropriate, be deemed to refer to her Successors.
Section 5.8.     Nonalienability. Except to the extent that Interpublic determines is necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), no right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process, or (except as provided in Section 4.3 hereof) to setoff against any obligation or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action prohibited by the immediately preceding sentence shall be void.

Section 5.9.     Notices. All notices provided for in this Agreement shall be in writing. Notices and other correspondence (including any request for reimbursement) to Interpublic shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to The Interpublic Group of Companies, Inc., l114 Avenue of the Americas, New York, New York l0036, Attention: Corporate Secretary. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either Interpublic or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.
Section 5.10.     Amendment. No amendment of this Agreement shall be effective unless it is in writing and is executed by both Interpublic and the Executive.
Section 5.11.     Waivers. No waiver of any provision of this Agreement shall be valid unless it is in writing and executed by the party giving such waiver. No waiver of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach or a waiver of either such provision or any other provision of this Agreement. No failure or delay on the part of either the Company or the Executive to exercise any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver, in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.
Section 5.12.     Non-Duplication and Changes to Benefit Plans.
(a)     No term or other provision of this Agreement shall be interpreted to require the Company to duplicate any payment or other compensation that the Executive is entitled to receive under an Other Arrangement.
(b)     No term or other provision of this Agreement shall restrict the Company’s ability to amend, suspend, or terminate any or all of its employee benefit plans and programs from time to time, or prevent any such amendment, suspension, or termination from affecting the Executive.

Section 5.13.     Severability. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.
Section 5.14.     Construction.
(a)     The captions to the respective articles and sections of this Agreement are intended for convenience of reference only and have no substantive significance.
(b)     Unless the contrary is clearly indicated by the context, (i) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (ii) the word “include” shall mean include, but not limited to; and (iii) any reference to a statute or section of a statute shall also be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.
Section 5.15.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.
Section 5.16.     Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive concerning the matters set forth herein and supersedes any and all previous agreements (including the Existing Agreement) between the Company and the Executive concerning such matters.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Interpublic Group Of Companies, Inc. By: /s/ Timothy Sompolski Timothy Sompolski Executive Vice President. Chief Human Resource Officer	Executive /s/ Ellen Johnson Ellen Johnson
DATE: 5/27/10	DATE: 5/10/10